Exhibit 99.1

Kodak to List Common Stock on New York Stock Exchange

To Trade Under Symbol KODK

ROCHESTER, N.Y., Oct. 29 – Eastman Kodak Company will list its common shares on the New York Stock Exchange (NYSE) under the symbol “KODK” with trading beginning on Nov. 1, 2013.

“This is an important moment for the new Kodak,” said Antonio M. Perez, Kodak’s Chief Executive Officer. “We are pleased to once again be listed on the NYSE. The change in our symbol reflects that we are a new company that is focused on business-to-business products and services, well-capitalized and firmly committed to delivering value to our shareholders and innovation to our customers.”

“We’re delighted to welcome the new Kodak to the NYSE community,” said Duncan Niederauer, CEO, NYSE Euronext. “Kodak is an outstanding B2B technology company, and we’re excited to partner with them for their long-term growth and success. The company’s listing on the NYSE underscores our strong momentum in technology listings and the value of our brand and innovative market model. We are proud to be a small part of Kodak’s historic turnaround, and look forward to serving the company and its shareholders in the years ahead.”

The new Kodak is a global technology company offering breakthrough solutions and professional services in the packaging, graphic communications and functional printing markets. Kodak leverages its technical expertise to drive change in the industry, with products like high-speed KODAK PROSPER Presses and Imprinting Systems, KODAK FLEXCEL Systems packaging solutions, and KODAK SONORA XP Process Free Plates.

Kodak builds on its direct sales by partnering with other innovators, and in recent weeks, has formed key collaborations, including with Bobst in the packaging market. Kodak also has joint initiatives with Timsons for digital printing and with UniPixel and Kingsbury for the production of functionally printed touch-screen sensors.

Upon Kodak’s emergence from Chapter 11 restructuring on September 3, 2013, the then-outstanding stock of the company was cancelled, and the company issued new common stock that has been trading since that time under the symbol “EKOD” on over-the-counter venues.

Upon listing on the NYSE, the new common stock will cease to be quoted on over-the-counter venues.

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About Kodak

Kodak is a technology company focused on imaging for business. Kodak serves customers with disruptive technologies and breakthrough solutions for the product goods packaging, graphic communications and functional printing industries. The company also offers leading products and services in Entertainment Imaging and Commercial Films. For additional information on Kodak, visit kodak.com.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, financing needs, business trends, and other information that is not historical information. When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon the Company’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, and June 30, 2013, under the headings “Business,” “Risk Factors,” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources,” and those described in filings made by the Company with the U.S. Bankruptcy Court for the Southern District of New York and in other filings the Company makes with the SEC from time to time, as well as the following: the Company’s ability to improve and sustain its operating structure, financial results and profitability; the ability of the Company to achieve cash forecasts, financial projections, and projected growth; our ability to achieve the financial and operational results contained in our business plans; the ability of the Company to discontinue or sell certain non-core businesses or operations; the Company’s ability to comply with the covenants in its credit facilities; our ability to obtain additional financing if and as needed; the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity, results of operations, brand or business prospects; the Company’s ability to fund continued investments, capital needs, restructuring payments and service its debt; the resolution of claims against the Company; our ability to attract and retain key executives, managers and employees; our ability to maintain product reliability and quality and growth in relevant markets; our ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; and the impact of the global economic environment on the Company. There may be other factors that may cause the Company’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. The Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

2013